Exhibit 5.1

November 13, 2014

Plains GP Holdings, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Plains GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) and a prospectus dated November 10, 2014 (the “Prospectus”) by the Partnership relating to the offer and sale (the “Offering”) of an aggregate of 69,000,000 Class A shares representing limited partner interests in the Partnership (the “Shares”) by the selling shareholder (the “Selling Shareholder”), which includes 9,000,000 Shares to be sold pursuant to the underwriters’ option to purchase additional Shares.

As the basis for the opinion hereinafter expressed, we examined (i) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), (ii) the Underwriting Agreement, dated November 10, 2014, by and between the Partnership, the Selling Shareholder and the other parties thereto (the “Underwriting Agreement”), and (iii) the Partnership’s records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the Registration Statement, Prospectus and Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.